Capital Senior Living Corporation

For Immediate Release

Contact:     Ralph A. Beattie
972/770-5600

CAPITAL SENIOR LIVING CORPORATION
ANNOUNCES A THREE COMMUNITY LEASE TRANSACTION

DALLAS – (BUSINESS WIRE) – March 8, 2010 – Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the country’s largest operators of senior living communities, announced today that Midwest Portfolio Holdings II, LP (“Midwest II”), a joint venture in which it holds a 15% partnership interest, has entered into an agreement to sell three senior living communities to Health Care REIT, Inc. (NYSE:HCN). Upon closing the transaction, the Company will lease the communities from HCN. The Company currently manages the three communities in the joint venture under long-term management agreements.

“Similar to our first transaction with HCN, this transaction will also provide immediate benefits to our shareholders,” commented Lawrence A. Cohen, Chief Executive Officer of the Company. “In addition to a significant increase to our top-line revenue, the lease will be immediately accretive to cash flow and earnings. While we have been earning management fees on these communities since 2006, we will now be able to consolidate the results of operations and benefit fully from further improvement in occupancies and rental rates. These three communities are strategically located in the Midwest portion of the country, where nearly 50 percent of our operations are located. We are extremely pleased to enter into another transaction with Health Care REIT, Inc., a leading healthcare REIT that invests across the full spectrum of senior housing and health care real estate.”

The three communities being leased have approximately 300 units and include 198 units of assisted living and 102 units of memory care, with resident capacity of nearly 350. At the end of 2009, financial occupancy at the combined communities was 90%. All three communities are located in Indiana.

The Company anticipates receiving proceeds from Midwest II of approximately $1.3 million and recognizing a pre-tax gain of $0.3 million on the transaction. The Company may receive additional proceeds after the joint venture settles its customary post-closing costs.

Fourth quarter 2009 annualized results of operations for the three communities resulted in approximately $11.7 million of revenue and $4.2 million of EBITDAR. The initial lease expense is approximately $3.0 million and is subject to conditional annual escalation provisions. The triple net operating lease has an initial term of fifteen years, with one fifteen-year renewal option. The Company expects to begin consolidating the revenues and expenses of the three communities on its income statement, along with the lease expense, in the second quarter of 2010, subject to regulatory approvals and other customary closing conditions.

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ABOUT THE COMPANY

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.

The Company currently operates 66 senior living communities in 23 states with an aggregate capacity of approximately 10,000 residents, including 40 senior living communities which the Company owns or in which the Company has an ownership interest, 25 leased communities and one community it manages for a third party. Resident capacities in the communities operated by the Company indicate that 67 percent of residents live independently, 26 percent of residents require assistance with activities of daily living and 7 percent of residents live in continuing care retirement communities.

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

This release contains certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including EBITDAR. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 for more information.

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CAPITAL SENIOR LIVING
RECONCILIATION OF NON-GAAP ITEMS
(in millions)

Q4 2009
Annualized
EBITDAR reconciliation:
Income from operations	$2.5
Interest Expense	1.1
Management Fees	0.6

EBITDAR	$4.2

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